Exhibit 16.

June 22, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Alliance Health, Inc.’s Form 8-K/A, dated June 22, 2007, and have the following comments:

1. We agree with the statements made in the third, fourth, fifth and sixth paragraphs, and we agree with the disclosures.

2. We have no basis on which to agree or disagree with the statements made in paragraphs one, two or seven.

Yours truly,

/s/ Whitley Penn LLP
Dallas, Texas